                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              RALLY'S HAMBURGER'S
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                 [INSERT LOGO]



                                   Suite 150
                             10002 Shelbyville Road
                           Louisville, Kentucky 40223

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 10, 1996

To the Stockholders:

      The Annual Meeting of Stockholders (the "Annual Meeting") of Rally's Hamburgers, Inc. (the "Company") will be held at Marriott Louisville East, 1903 Embassy Square Boulevard, Louisville, Kentucky, on July 10, 1996, at 10:00 a.m. Eastern Daylight Time for the following purposes:

      (1) To elect a Board of eight directors to serve until the next annual meeting of stockholders;

      (2) To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to authorize Preferred Stock;

      (3) To consider and vote upon a proposal to amend the Company's 1990 Stock Option Plan;

      (4) To consider and vote upon a proposal to adopt the Company's 1995 Stock Option Plan for Non-Employee Directors, as amended;

      (5) To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 29, 1996; and

      (6) To transact such other business as may properly come before the meeting or any adjournments thereof.

      A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice. Only stockholders of record at the close of business on June 12, 1996 are entitled to receive notice of and to vote at the meeting. A list of such stockholders will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, at the Company's executive offices, located at 10002 Shelbyville Road, Suite 150, Louisville, Kentucky 40223, for a period of ten days prior to the meeting date.

                                  By Order of the Board of Directors


                                  Evan G. Hughes
                                  Secretary
Louisville, Kentucky
June 19, 1996
                                   IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                 [INSERT LOGO]



                                   Suite 150
                             10002 Shelbyville Road
                           Louisville, Kentucky 40223

                           _________________________


                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 10, 1996


                              GENERAL INFORMATION

      This Proxy Statement and accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Rally's Hamburgers, Inc., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") and any adjournments thereof. The Annual Meeting will be held at Marriott Louisville East, 1903 Embassy Square Boulevard, Louisville, Kentucky, on July 10, 1996, at 10:00 a.m. Eastern Daylight Time for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying proxy are first being mailed to stockholders on or about June 19, 1996.

      A stockholder signing and returning a proxy has the power to revoke it at any time before the shares subject to it are voted by: (i) notifying the Secretary of the Company in writing of such revocation; (ii) filing a duly executed proxy bearing a later date; or (iii) attending the Annual Meeting and voting in person. If the proxy is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the proxy will be voted FOR the nominees for director named in the Proxy Statement and proposals 2, 3, 4 and 5 set forth in the attached Notice of Annual Meeting of Stockholders and in the discretion of proxy holders on such other business as may properly come before the Annual Meeting.

      The original solicitation of proxies by mail may be supplemented by telephone and other means of communication and through personal solicitation by officers, directors and other employees of the Company, at no compensation. Proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of the Company's Common Stock, par value $.10 per share (the "Common Stock"), and the Company will reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

                       RECORD DATE AND VOTING SECURITIES

      The Board has fixed the record date (the "Record Date") for the Annual Meeting as the close of business on June 12, 1996, and all holders of record of Common Stock on this date are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. At the Record Date, there were 15,678,335 shares of Common Stock outstanding. For each share of Common Stock held on the Record Date, a stockholder is entitled to one vote on each matter to be considered as the Annual Meeting. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the meeting.

      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who also will determine whether a quorum exists. Abstentions or "withheld" votes will be treated as present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of matters submitted to the stockholders. Since Delaware law treats only those shares voted "for" a matter as affirmative votes, abstentions or withheld votes will have the same effect as negative votes or votes "against" a particular matter. If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.

              STOCK OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

      The following table sets forth as of the Record Date information concerning each stockholder known by the Company to beneficially own more than five percent of the outstanding Common Stock of the Company, and information regarding beneficial ownership of the Company's Common Stock and the common stock of GIANT GROUP, LTD. ("GIANT") by each director, each executive officer named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Information is provided with respect to the ownership of stock in GIANT because GIANT may be deemed to be a "parent" of the Company as such term is defined in the rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


                                                            RALLY'S
                                                        HAMBURGER, INC.                     GIANT GROUP, LTD.
                                                        ---------------                     -----------------
                                                    Number of       Percent of            Number of      Percent of
                                                   Shares (1)       Class (2)            Shares (1)      Class (3)
                                                   ------           -----                ------          -----
  Wayne M. Albritton  . . . . . . . . . .           156,947(4)        1.00%                  0               *

  Gary J. Beisler . . . . . . . . . . . .            19,692(5)          *                    0               *
  Terry N. Christensen  . . . . . . . . .             2,000(6)          *                 7,167(7)           *

  Willie D. Davis . . . . . . . . . . . .            20,000(8)          *                     0              *

  Donald E. Doyle . . . . . . . . . . . .            51,000             *                     0              *
  William P. Foley, II  . . . . . . . . .         5,468,667(9)        34.88%                  0              *

  Michael E. Foss . . . . . . . . . . . .           83,521(10)          *                     0              *

  David Gotterer  . . . . . . . . . . . .           44,000(11)          *                175,875(12)       4.40%
  Evan G. Hughes  . . . . . . . . . . . .           15,004(13)          *                     0              *

  C. William Klausman . . . . . . . . . .            8,262(14)          *                     0              *

  Donald C. Moore . . . . . . . . . . . .            1,447(14)          *                     0              *
  Mark A. Noltemeyer  . . . . . . . . . .           13,759(15)          *                     0              *

  Jeffrey Rosenthal . . . . . . . . . . .           30,000(16)          *                     0              *

  Burt Sugarman(17) . . . . . . . . . . .        4,442,063(18)        28.10%            2,988,672(19)      54.02%
  C. Thomas Thompson  . . . . . . . . . .                0(20)          *                     0              *

  All current directors and executive
  officers as a group (12 persons, included
  above)  . . . . . . . . . . . . . . . .        7,839,278(21)        49.09%            3,171,714(22)      56.61%

  5% Beneficial Owners
  --------------------

  GIANT GROUP, LTD. (17)  . . . . . . . .         4,312,063           27.50%
  Fidelity National Financial, Inc. (23)         3,118,235(24)        19.89%

  CKE Restaurants, Inc. (25)  . . . . . .        3,525,646(26)        22.49%

(1) Based upon information furnished to the Company by the named persons, and information contained in filings with the Securities and Exchange Commission (the "Commission"). Under the rules of the Commission, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to their respective shares.

(2) Based on 15,678,335 shares outstanding as of June 12, 1996. Shares of Common Stock subject to options exercisable within 60 days under the Company's stock option plan are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class for any other person.

(3) Based on 3,933,255 shares outstanding as of June 6, 1996. Shares of GIANT common stock subject to options exercisable within 60 days are deemed outstanding for computing the percentage of class of the person holding such options, but are not deemed outstanding for computing the percentage of class for any other person.

(4) Includes 60,757 shares that Mr. Albritton may purchase pursuant to stock options. Mr. Albritton resigned from all positions held in the Company in December, 1995.

(5) Includes 19,466 shares that Mr. Beisler may purchase pursuant to stock options.

(6) Excludes 150,000 shares subject to options granted under the Company's 1995 Stock Option Plan for Non-Employee Directors, as amended, which is subject to stockholder approval (the "Director Plan").

(7) Includes 6,667 shares underlying presently exercisable stock options, but excludes 10,000 shares subject to options granted pursuant to GIANT's 1996 Stock Option Plan for Non-Employee Directors, which is subject to stockholder approval (the "GIANT Director Plan").

(8) Represents 20,000 shares that Mr. Davis may purchase pursuant to stock options. Excludes 165,000 shares subject to options granted under the Director Plan.

(9) Mr. Foley is the Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc. ("Fidelity") and CKE Restaurants, Inc. ("CKE"), and he owns 21.4% of the outstanding shares of common stock of Fidelity. A limited partnership whose general partner is controlled by Mr. Foley owns 20.0% of the outstanding common stock of CKE. A corporation controlled by Mr. Foley owns 1.4% of the outstanding common stock of CKE, and Fidelity owns 2.7% of the outstanding common stock of CKE. Mr. Foley may be deemed to be a controlling person of CKE and Fidelity. These shares are beneficially owned by Fidelity and CKE, as to which Mr. Foley disclaims beneficial ownership. See Notes (24) and
       (26) below. Excludes 172,500 shares subject to options granted pursuant to the Director Plan.

(10) Includes 30,188 shares granted to Mr. Foss pursuant to his employment agreement and 53,333 shares that Mr. Foss may purchase pursuant to stock options.

(11) Includes 22,500 shares that Mr. Gotterer may purchase pursuant to options, but excludes 22,500 shares underlying options held by Mr. Gotterer, as to which shares he disclaims beneficial ownership since a business partner is entitled to the beneficial ownership of such shares upon any exercise of such options. Also excludes 172,500 shares subject to options granted under the Director Plan.

(12) Includes 63,375 shares that Mr. Gotterer may purchase pursuant to presently exercisable stock options, but excludes 63,375 shares underlying options held by Mr. Gotterer, as to which shares he disclaims beneficial ownership since a business partner is entitled to the beneficial ownership of such shares upon any exercise of such options. Also excludes 10,000 shares subject to options granted under the GIANT Director Plan.

(13)   Includes 14,999 shares that Mr. Hughes may purchase pursuant to options.

(14) Messrs. Klausman and Moore resigned from all positions held in the Company in September, 1995 and August, 1995, respectively.

(15) Includes 10,715 shares that Mr. Noltemeyer may purchase pursuant to options.

(16) Includes 20,000 shares that Mr. Rosenthal may purchase pursuant to options. Excludes 165,000 shares subject to options granted under the Director Plan.

(17) The address of Burt Sugarman and GIANT is 150 El Camino Drive, Beverly Hills, California 90212.

(18) Includes 130,000 shares that Mr. Sugarman may purchase pursuant to stock options and 4,312,063 shares owned by GIANT of which Mr. Sugarman may be deemed to be a controlling person. Mr. Sugarman disclaims beneficial ownership of the shares owned by GIANT. Excludes 2,000 shares held by Mr. Sugarman as custodian for his minor child and 61,500 shares beneficially owned by Mr. Sugarman's spouse (including 30,000 shares subject to options), as to which shares Mr. Sugarman disclaims beneficial ownership. Also excludes 150,000 shares subject to options granted under the Director Plan.

(19) Includes 1,599,202 shares underlying currently exercisable options, but does not include 20,550 shares owned by Mr. Sugarman's spouse and 2,000 shares held as custodian for his minor child, as to which shares Mr. Sugarman disclaims beneficial ownership.

(20)   Excludes 172,500 shares subject to options granted under the Director
       Plan.

(21) Includes 291,013 shares which may be acquired by all directors and executive officers as a group pursuant to stock options. Excludes 1,147,500 shares subject to options granted pursuant to the Director Plan.

(22) Includes 1,669,244 shares which may be acquired upon the exercise of stock options by all directors and executive officers as a group, but excludes 20,000 shares subject to options granted pursuant to the GIANT Director Plan.

(23)   The address of Fidelity is 17911 Von Karman Avenue, Irvine, California
       92714.

(24) Includes 767,807 shares owned directly, 1,175,214 shares underlying currently exercisable options held by Fidelity to acquire shares from GIANT and 1,175,214 shares underlying currently exercisable options held by CKE to acquire shares from GIANT.

(25)   The address of CKE is 1200 North Harbor Boulevard, Anaheim, California
       92801.

(26) Includes 2,350,432 shares owned directly and 1,175,214 shares underlying currently exercisable options held by CKE to acquire shares from GIANT.

                           1.  ELECTION OF DIRECTORS

              At the Annual Meeting, eight directors are to be elected to serve until the next annual meeting of stockholders. The persons named in the accompanying proxy have advised the Company that they intend to vote the shares covered by the proxies FOR the election of the nominees named below. Although it is not anticipated that any of the nominees will decline or be unable to serve, if that should occur, the proxy holders may, in their discretion, vote for substitute nominees. Directors are elected by a plurality of the votes cast.

NOMINEES FOR ELECTION AS DIRECTORS

       Set forth below is a list of nominees for election as Directors at the Annual Meeting, together with the age of, and all Company positions and offices currently held by, each of them, and the year in which each joined the Board of Directors.


                                                                                          Director
  Name                                 Age(1)             Position or Office               Since
  ----                                 ---                ------------------               -----
  Burt Sugarman                          57       Chairman of the Board and Director        1989

  Donald E. Doyle                        49       President, Chief Executive Officer        1996
                                                             and Director

  Terry N. Christensen                   55                    Director                     1996
  Willie D. Davis                        61                    Director                     1994

  William P. Foley, II                   51                    Director                     1996

  David Gotterer                         67                    Director                     1989
  Jeffrey Rosenthal                      38                    Director                     1994

  C. Thomas Thompson                     46                    Director                     1996
- -------------------

(1)    Ages given as of the Record Date.

       Burt Sugarman. For more than the past five years, Mr. Sugarman has been Chairman of the Board, President and Chief Executive Officer of GIANT, a New York Stock Exchange company. At the Record Date, GIANT owned approximately 27.50% of the outstanding Common Stock of the Company. Mr. Sugarman served as Chief Executive Officer of the Company from 1990 and as its Chairman of the Board since 1991, resigning from these offices in February 1994. Mr. Sugarman resumed the position of Chairman of the Board in November 1994. In July 1991, without admitting or denying allegations against him, Mr. Sugarman paid a fine plus interest aggregating $619,855 and consented to the entry of an Order in the United States District Court, District of Columbia sought by the Commission permanently enjoining him from violating Section 17(a)(2) of the Securities Act of 1933. The Order was sought in connection with open market purchases of the Company's Common Stock by GIANT after the Company's initial public offering in October 1989. GIANT indemnified Mr. Sugarman for amounts paid by him to the Commission and for his expenses in connection with this matter.

       Donald E. Doyle. On March 18, 1996, the Company named Donald E. Doyle to the position of President and Chief Executive Officer. Mr. Doyle was also appointed to the Company's Board of Directors. Prior thereto, since 1994, Mr. Doyle served as Chief Operating Officer of Hardee's Foodsystems, Inc., an operator and franchisor of over 3,500 Hardee's quick service restaurants. Prior thereto, since 1994, Mr. Doyle served from 1992 as President and Chief Executive Officer of CKE, the parent of the Carl's Jr. hamburger chain. From 1989 to 1992, Mr. Doyle served as President and Chief Executive Officer of the Greater Louisville Economic Development Partnership. Prior to that date, Mr. Doyle held a variety of senior positions with KFC, finally serving as President of KFC-USA from 1984 to 1988.

       Terry N. Christensen. For more than the past five years, Mr. Christensen has been a partner in the law firm of Christensen, White, Miller, Fink, Jacobs, Glaser & Shapiro, LLP, which firm provides legal services to the Company. Mr. Christensen is a director of GIANT and MGM Grand, Inc.

       Willie D. Davis. Mr. Davis has been the President and a director of All-Pro Broadcasting, Inc., a holding company operating several radio stations, for more than the past five years. Mr. Davis currently serves on the Board of Directors of Sara Lee Corporation, K-Mart Corporation, Dow Chemical Company, MGM Grand, Inc., Alliance Bank, WICOR Incorporated, Johnson Controls Incorporated and L.A. Gear.

       William P. Foley, II. Mr. Foley has served as the Chairman of the Board, and Chief Executive Officer of Fidelity since its formation in 1984.
Mr. Foley was also President of Fidelity from 1984 until December 31, 1994. He has been Chairman of the Board and Chief Executive Officer of Fidelity National Title Insurance Company since April, 1981. Mr. Foley is also currently serving as Chairman of the Board and Chief Executive Officer of CKE and is a director of Micro General Corporation.

       David Gotterer. Mr. Gotterer has been a partner in the accounting firm of Mason & Company, LLP, New York, New York, for more than the past five years. Mr. Gotterer is a director and Vice Chairman of GIANT.

       Jeffrey Rosenthal. Since 1984, Mr. Rosenthal has served as Chairman and Chief Executive Officer of TV Fanfare Publications, Inc., an international advertising company with offices in 40 cites and four countries.

       C. Thomas Thompson. Mr. Thompson has been President and Chief Operating Officer of Carl Karcher Enterprises, Inc. since 1994. Prior thereto, since 1984, Mr. Thompson was a partner in a partnership which owned and operated 15 restaurants under the Carl's Jr. franchise system.


       On February 13, 1996, a derivative lawsuit naming the members of the Company's Board of Directors was filed in Delaware Chancery Court by a shareholder, Harbor Finance Partners. The suit alleges a breach of fiduciary duty on the part of the Board of Directors in connection with the purchase from GIANT of the Company's 9.875% Senior Notes due in the year 2000 at an allegedly inflated price. The Company and its Directors deny all allegations of wrongdoing made by the plaintiff and intend to defend the suit vigorously. See "Compensation Committee Interlocks and Insider Participation."

MEETINGS OF THE BOARD OF DIRECTORS

       The Board of Directors met on ten occasions during 1995. Each director attended at least 75% of the aggregate of the meetings of the Board and its committees on which such director served during his or her period of service.

COMMITTEES OF THE BOARD OF DIRECTORS

       The Board of Directors has an Executive Committee, a Compensation Committee and an Audit Committee. The Board of Directors does not have a nominating committee or any committee performing a similar function. The Executive Committee is currently comprised of Messrs. Doyle, Foley, Sugarman (Chair) and Thompson and meets from time to time as considered necessary by its members. During 1995, the Executive Committee met on two occasions.

       The Audit Committee is responsible for exercising supervisory control over the internal auditing and accounting procedures, practices and personnel of the Company and for making recommendations to the Board concerning the appointment of the Company's independent auditors. The current members of the Audit Committee are Messrs. Davis, Rosenthal and Thompson (Chair). During 1995, the Audit Committee met on one occasion.

       The principal duties of the Compensation Committee are to review the compensation of directors and officers of the Company and to prepare recommendations and periodic reports to the Board concerning such matters. The Compensation Committee also administers the Company's employee stock option plan and recommends to the Board of Directors the award of bonuses to executive officers. The current members of the Compensation Committee are Messrs. Christensen (Chair), Foley and Gotterer. Michael Fleishman, who was formerly a director, served on the Compensation Committee until May, 1996. Burt Sugarman, Chairman of the Board of the Company, served on the Compensation Committee until March, 1996. The Compensation Committee met on two occasions during 1995.

COMPENSATION OF DIRECTORS

  Directors not employed by the Company are compensated at a rate of $10,000 per annum, paid quarterly, plus $500 for each Board meeting attended. Non-employee directors also receive $500 for each committee meeting attended on a date other than a date on which a Board meeting is held, and are eligible to participate in the Company's proposed 1995 Stock Option Plan for Non-Employee Directors.

                             EXECUTIVE COMPENSATION

       Set forth below is information concerning the annual and long-term compensation of any person who served as the Chief Executive Officer during any portion of 1995, and the other four most highly compensated executive officers of the Company as of December 31, 1995, and two officers who would have been among the four most highly compensated executive officers of the Company as of December 31, 1995, but for their resignation prior to that date, for services in all capacities to the Company for the last three fiscal years.

                                         SUMMARY COMPENSATION TABLE

                                                                                       Long-Term
                                             Annual Compensation                      Compensation
                              --------------------------------------------  ------------------------------
                                                              Other Annual      Stock         All Other
                                       Salary       Bonus     Compensation     Options      Compensation
 Name & Principal Position    Year      ($)        ($)(1)       ($)(2)       (In Shares)         ($)
 -------------------------    ----    -------     --------   -------------   -----------    ------------
 Wayne M. Albritton           1995   $296,432(3)   $               $ 38,562       10,000  $         0
    Former President and      1994    320,156             0          42,399      255,000            0
    Chief Executive Officer   1993    325,000             0          49,885            0            0
                                                          0
 Gary J. Beisler              1995   $135,687      $ 19,577        $      0       10,000  $         0
    Sr. Vice President,       1994    115,373             0           5,225       48,400            0
    Operations                1993     91,909             0           5,700            0            0
 Michael E. Foss              1995    $72,443(4)   $100,000        $      0      160,000  $         0
    Sr. Vice President,       1994          0             0               0            0            0
    Chief Financial Officer   1993          0             0               0            0            0

 Evan G. Hughes               1995    $97,500(5)   $ 15,540        $  1,462       45,000   $         0
    Sr. Vice President,       1994     13,462(5)          0               0            0
    Chief Administrative      1993     63,846(5)          0               0            0            0
    Officer and Secretary                                                                           0
 C. William Klausman          1995   $131,077(6)   $      0        $      0       10,000  $         0
    Former Sr. Vice           1994    139,423             0               0       32,500            0
    President, General        1993    125,000        34,500               0            0            0
    Counsel and Secretary
 Donald C. Moore              1995   $140,278(7)   $      0        $      0       10,000     $ 34,795(8)
    Former Executive Vice     1994    134,038             0               0       42,500            0
    President and Chief       1993    130,000        36,000               0            0            0
    Financial Officer

 Mark A. Noltemeyer           1995   $108,064      $  5,000        $      0       10,000   $         0
    Vice President and        1994     98,269             0               0       22,150
 Chief Accounting             1993     65,926(9)     17,000               0            0            0
    Officer                                                                                         0

_____________________________
(1) With the exception of the amounts paid to Messrs. Foss and Hughes in 1995 and Mr. Noltemeyer in 1993, the amounts shown in this column represent payments made under the Company's Officer Bonus Plan, pursuant to which the executive officers earned cash bonuses based on individual performance.

(2) With respect to Mr. Albritton, includes $37,595, $40,541 and $47,276 in 1995, 1994, and 1993, respectively, representing forgiveness by the Company of principal and interest payments under a loan made by the Company to Mr. Albritton in 1990 in exchange for cancellation of all rights under his former severance protection agreement. The loan, which had the original principal amount of $173,250 and which bore interest at 8 1/2% per annum was forgiven by the Company in equal annual installments through the end of 1995 contingent upon Mr. Albritton's continued employment with the Company during such period. The value of perquisites and other personal benefits received by the other named executive officers during each of the indicated years did not exceed the lesser of $50,000 or 10% of total annual salary and bonus for the officer during the respective year.

(3) Mr. Albritton resigned from all positions he held in the Company in December, 1995.

(4) Represents partial year payment. Mr. Foss joined the Company as Senior Vice President and Chief Financial Officer in July, 1995.

(5) Represents partial year payment. Mr. Hughes rejoined the Company as Senior Executive Vice President and Chief Administrative Officer in March, 1995. In December, 1995, due to a corporate reorganization, Mr. Hughes became Senior Vice President, Chief Administrative Officer and Secretary. Mr. Hughes originally joined the Company in March, 1993 as Director of Administration and resigned in March, 1994.

(6) Mr. Klausman resigned from all positions he held in the Company in September, 1995.

(7) Mr. Moore resigned from all positions he held in the Company in August, 1995.

(8) The $34,795 represents a retainer paid to Mr. Moore for his consulting services after his resignation.

(9) Represents partial year payment. Mr. Noltemeyer joined the Company as Chief Accounting Officer in March, 1993.

                       OPTION GRANTS IN LAST FISCAL YEAR

       The following table sets forth information regarding options granted to the named executive officers during the 1995 fiscal year pursuant to the Company's 1990 Stock Option Plan. The Company does not grant stock appreciation rights ("SARs").


                                                  Number of      Percentage of
                                                 Securities      Total Options
                                                 Underlying       Granted to      Exercise of                   Grant Date
                                                   Options       Employees in      Base Price    Expiration      Present
                    Name                         Granted(#)       Fiscal 1995      ($/Share)        Date       Value ($)(2)
                    ----                         ----------       -----------      ---------        ----       ------------
                    Wayne M. Albritton               10,000(1)       1.5%            $2.87               N/A          N/A

                    Gary J. Beisler                  10,000          1.5%            $2.87          04/24/05     $ 17,333

                    Michael E. Foss                 160,000         23.7%            $3.25          07/31/00      200,737
                    Evan G. Hughes                   35,000          5.2%            $2.75          03/27/05       58,933

                    Evan G. Hughes                   10,000          1.5%            $2.87          04/24/05       17,333

                    C. William Klausman              10,000(1)       1.5%            $2.87               N/A          N/A
                    Donald C. Moore                  10,000(1)       1.5%            $2.87               N/A          N/A

                    Mark A. Noltemeyer               10,000          1.5%            $2.87          04/24/05       17,333

_____________________
(1) These options terminated upon Messrs. Albritton, Klausman and Moore's resignations from the Company and became available for future grants under the Company's 1990 Stock Option plan.

(2) The Company used the Cox-Ross-Rubinstein Binomial Model, which is a variation of the Black-Scholes model of option valuation to determine grant date present value. The present value calculation is based on, among other things, the following assumptions: (a) interest of 7.15% for March 27, 1995 grant, 7.01% for April 24, 1995 grant, and 6.46% for July 31, 1995 grant, based on the then quoted yield of Treasury Bills maturing in eight to ten years; (b) Dividend yield of 0% per share based on the Company's history of no dividend payments; and (c) stock price volatility of 58.41% based upon the monthly stock closing prices for the entire public history of the Company. The present value calculation was based on a 13% Weighted Average Cost of Capital. The Company does not advocate or necessarily agree that the Cox-Ross-Rubinstein Binomial Model can properly determine the value of an option. There is no assurance that the value, if any, realized by the option holder will be at or near the value estimated under the Cox-Ross-Rubinstein Binomial Model.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

       Set forth below is information with respect to options exercised by the named executive officers during the 1995 fiscal year, and the number and value of unexercised stock options held by the named executive officers at the end of the fiscal year. There were no SARs outstanding at the 1995 fiscal year end.


                                                           Number of Securities
                                                          Underlying Unexercised     Value of Unexercised In-
                                                          Options Held At Fiscal       The-Money Options at
                                                                 Year End               Fiscal Year End(1)
                       Shares Acquired   Value Realized --------------------------  --------------------------
 Name                  on Exercise (#)         ($)      Exercisable  Unexercisable  Exercisable  Unexercisable
 ----                  ---------------   -------------- -----------  -------------  -----------  -------------
 Wayne M. Albritton           0               N/A         182,499             0         $0            $0

 Gary J. Beisler              0               N/A          43,433        42,267          0             0
 Michael E. Foss              0               N/A               0       160,000          0             0

 Evan G. Hughes               0               N/A               0        45,000          0             0

 C. William Klausman          0               N/A               0             0          0             0
 Donald C. Moore              0               N/A          22,500             0          0             0

 Mark A. Noltemeyer           0               N/A           7,382        24,768          0             0

_____________________

(1) Based on the difference between the option exercise price and closing price of the Company's Common Stock on the NASDAQ National Market system on December 29, 1995 ($.969).

EMPLOYMENT AND SEVERANCE AGREEMENTS

       In April, 1992, the Company and Wayne Albritton entered into an Employment Agreement pursuant to which Mr. Albritton served as President and Chief Operating Officer of the Company for a renewable one-year term at an annual salary of not less that $225,000. Under the Agreement, Mr. Albritton agreed not to compete with the Company in the double drive-thru hamburger business for a period of three years after the termination of his employment with the Company. If Mr. Albritton's employment was terminated without cause during the term of the Agreement, he was entitled to a lump sum payment of $360,000. On December 31, 1995, Mr. Albritton resigned from all of his positions with the Company. Concurrent with his resignation, Mr. Albritton entered into a Management Contract and Development Agreement with the Company. For a description of such Agreement, see "Certain Relationships And Related Transactions."

       In April, 1995, the Company and Evan Hughes entered into an Employment Agreement pursuant to which Mr. Hughes serves as Senior Executive Vice President and Chief Administrative Officer for a term of 30 months beginning on March 28, 1995 at an annual salary of not less than $130,000. Mr. Hughes is eligible to participate in the Company's incentive bonus programs. Pursuant to the terms and conditions of the Company's 1990 Stock Option Plan, Mr. Hughes was granted an option to purchase 35,000 shares of the Company's Common Stock at $2.75 per share. Upon joining the Company, Mr. Hughes was awarded a signing bonus of $10,000 after federal, state and local tax deductions. Under the Agreement, Mr. Hughes has agreed not to compete with the Company in the double drive-thru hamburger business for a period of 18 months after the termination of his employment with the Company.

       In July, 1995, the Company and Michael Foss entered into an Employment Agreement pursuant to which Mr. Foss serves as the Company's Senior Vice President and Chief Financial Officer for a term commencing on August 1, 1995, and expiring on January 31, 1997, at an annual salary of $175,000. Mr. Foss is eligible to participate in the Company's incentive bonus programs. Pursuant to the terms and conditions of the Company's 1990 Stock Option Plan, Mr. Foss was granted an option to purchase 160,000 shares of the Company's Common Stock at $3.25 per share. On joining the Company, Mr. Foss was awarded a signing bonus of $100,000 in cash and 30,188 shares of Common Stock having a value of $100,000 as an inducement for Mr. Foss to terminate his previous employment. Mr. Foss has agreed, during the term of his Employment Agreement and for three years thereafter, not to disclose, other than to employees of the Company or to persons to whom disclosure is reasonably necessary or appropriate in connection with the performance of his duties thereunder, any material, confidential information relating to certain of the operations of the Company, the disclosure of which would be materially damaging to the Company.

       In March, 1996, the Company and Donald E. Doyle entered into an Employment Agreement pursuant to which Mr. Doyle serves as President and Chief Executive Officer of the Company for a term commencing March 18, 1996 and expiring March 17, 1998, at an annual base salary of $295,000, subject to annual review. This agreement is renewable on an annual basis for a new two-year term at the discretion of the Board. Mr. Doyle is eligible to participate in the Company's incentive and bonus programs. Pursuant to the terms and conditions of the Company's 1990 Stock Option Plan, Mr. Doyle was granted an option to purchase 350,000 shares of the Company's Common Stock at $1.75 a share, the market price on the date of Mr. Doyle's employment by the Company. Under the Agreement, Mr. Doyle has agreed not to compete with the Company in the double drive-thru hamburger business for a period of two years after the termination of his employment with the Company. In addition, Mr. Doyle has agreed, during the term of his Employment Agreement and for three years thereafter, not to disclose, other than to employees of the Company or to persons to whom disclosure is reasonably necessary or appropriate in connection with the performance of this his duties thereunder, any material confidential information relating to certain of the operations of the Company, the disclosure of which would be materially damaging to the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

       The Compensation Committee of the Board of Directors was comprised of Michael M. Fleishman (Chair), David Gotterer and Burt Sugarman during 1995. Messrs. Fleishman and Gotterer are not employees of the Company. During 1995, the Compensation Committee was responsible for advising the Board of Directors on matters relating to the compensation of the Company's executive officers and administering the Company's Amended and Restated Non-Qualified Stock Option Plan (which has expired by its terms) and the 1990 Stock Option Plan. Set forth below is a report submitted by the Compensation Committee describing its compensation policies and the Committee's decisions relating to compensation of executive officers in 1995.

       The Compensation Committee's policies concerning the compensation of the Company's executive officers are summarized as follows:

       - Compensation awarded by the Company should be effective in attracting, motivating and retaining key executives;

       - Executive officers should receive incentive compensation which relates to the Company's performance and the executives' contribution to such performance; and

       - The Company's compensation programs should give the executives a financial interest in the Company similar to the interests of the Company's stockholders.

       The Compensation Committee believes that the performance of the Company, including profitability, return on equity and cash flow, as well as the Company's performance in relation to the performance of other companies engaged in the quick-service restaurant industry is important in determining the compensation to be awarded to the Company's executive officers.

       The Company's executive officers are compensated through a combination of salary, annual bonuses (where appropriate) and grants of stock options under the 1990 Stock Option Plan. The annual salaries of the Company's executives are reviewed from time to time by the Compensation Committee. The Compensation Committee recommends to the Board of Directors that adjustments be made where necessary in order for the annual salaries of the

Company's executives to be competitive with the salaries paid by other companies in the industry.

       Annual bonuses, where appropriate, may be awarded by the Board of Directors based on recommendations of the Compensation Committee. No bonuses were awarded in 1995 to the Company's named executive officers except as reflected in the Summary Compensation Table in this Proxy Statement.

       The Compensation Committee periodically grants stock options under the 1990 Stock Option Plan in order to provide executive officers and other employees with an interest in the Company. The Compensation Committee believes that stock options are a valuable tool in encouraging executive officers to align their interests with the interests of the stockholders and to manage the Company for the long-term. No stock options were granted in 1995 to the Company's named executive officers other than as reflected in the Option Grant Table in this Proxy Statement.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

       Mr. Albritton served as the Chief Executive Officer of the Company until December 31, 1995. In determining the compensation paid to him in 1995, the Compensation Committee applied the policies described above. Mr. Albritton was eligible to participate in the same executive compensation plans available to the Company's other executive officers. Mr. Albritton, the President and Chief Executive Officer of the Company, was paid a base salary of $296,432. No bonus was awarded to Mr. Albritton under the Company's Bonus Plan in 1995. Mr. Albritton was granted options to purchase 10,000 shares under the Company's Option Plans. Mr. Albritton also received $37,595 representing forgiveness by the Company of principal and interest payments under a loan made by the Company to Mr. Albritton in 1990 in cancellation of all rights under his former severance protection agreement. The loan, which was in the original principal amount of $173,250 with interest at 8 1/2% per annum, was forgiven by the Company, in annual installments through the end of 1995, contingent upon Mr. Albritton's continued employment with the Company during such period.

OBRA DEDUCTIBILITY LIMITATION

       Under the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), subject to certain exceptions and transition provisions, the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly held corporation, is limited to $1 million per year, per executive officer. The Company has determined not to take any actions at this time with respect to its compensation plans which might be necessary to exempt compensation under such plans from the OBRA deductibility limitation.

                                              Michael M. Fleishman (Chair)
                                              David Gotterer
                                              Burt Sugarman

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

       The Compensation Committee of the Board of Directors is responsible for executive compensation decisions as described above. The Committee was comprised of Messrs. Fleishman, Gotterer and Sugarman during 1995. The current members of the Compensation Committee are Messrs. Christensen, Foley and Gotterer. Mr. Fleishman is a member in a law firm which provided legal services to the Company during 1995 and which will provide legal services to the Company in the future. Mr. Sugarman is a director of the Company and serves as Chairman of the Board. Mr. Sugarman also serves as the Chairman of the Board, President and Chief Executive Officer of GIANT, which as of the Record Date owned approximately 27.50% of the outstanding Common Stock of the Company. Mr. Gotterer, a director of the Company, serves as a director and Vice Chairman of the Board of GIANT. Mr. Gotterer also serves on the Compensation Committee of GIANT. Mr. Christensen is a partner in a law firm which provided legal services to the Company during 1995 and which will provide legal services to the Company in the future. Mr. Foley is Chairman of the Board and Chief Executive Officer of Fidelity and CKE, which, as of the Record Date, in the aggregate beneficially owned approximately 34.88% of the outstanding shares of Common Stock.

       On January 29, 1996, the Company repurchased from GIANT, in two transactions, at a price of $678.75 per $1,000 principal amount, $22 million face value of its 9.875% Senior Notes due in the year 2000. The price paid in each transaction represented the market closing price of the notes on January 26, 1996. The first transaction involved the repurchase of $16 million face value of the notes for $11.1 million in cash. The second transaction involved the purchase of $6 million face value of notes in exchange for a $4.1 million short-term note due in three installments of principal and interest issued by Rally's to GIANT bearing interest at the highest publicly announced referenced rate of interest maintained by a large banking institution for commercial loans of short-term maturities to its most credit-worthy large corporate borrowers. The purchases were approved by a majority of the independent Directors of the Company, all of whom were unaffiliated with GIANT. Prior to the purchases, the Company's independent Directors had received an opinion as to the fairness of the transactions, from a financial point of view, from an investment banking firm of national standing. GIANT purchased the notes for $11.4 million during the last two years.

       In early February 1996, GIANT entered into a one-year credit facility with the Company. Such credit facility is evidenced by a note payable to GIANT for up to $2 million. Any monies advanced under said Note Agreement shall bear interest at the highest publicly announced referenced rate of interest maintained by a large banking institution for commercial loans of short-term maturities to its most credit-worthy large corporate borrowers. Interest is payable monthly. The facility is renewable for one or more years at the discretion of GIANT. GIANT is not obligated to make any advances under this Agreement. As of June 12, 1996, there were no outstanding amounts under this facility. In addition, GIANT has issued certain irrevocable letters of credit to secure the obligation of the Company under its high deductible workers' compensation insurance program and to secure certain surety bonds previously issued by the Company. In total, as of June 12, 1996, such letters of credit amount to approximately $800,000. Such letters of credit replaced similar letters of credit previously issued by the Company which had been secured by certificates of deposit. Such certificates were liquidated to improve the overall liquidity of the Company.

             COMPARISON OF FIVE-YEAR CUMULATIVE STOCKHOLDER RETURN

       The following graph compares the cumulative return experienced by holders of the Company's Common Stock to the returns of the NASDAQ Stock Market (U.S. Companies) and to the peer group indices during the period from December 29, 1990 through the end of the Company's 1995 fiscal year. The peer group consists of the following publicly-held restaurant companies: CKE Restaurants, Inc. (Carl Karcher Enterprises); Checkers Drive-In Restaurants; Flagstar Companies, Inc.; Foodmaker, Inc.; Krystal Company; and Sonic Corp. The graphs assume the investment of $100 on December 29, 1990 in the Company's Common Stock and each of the indices. Total return calculations assume the reinvestment of all dividends. The Company has never paid a cash dividend.


                               [COMPARISON GRAPH]


CRSP TOTAL RETURNS INDEX FOR:   12/31/90   12/27/91   12/31/92   12/31/93   12/30/94   12/29/95
Rally's Hamburgers, Inc.         100.0      209.4      325.8      161.7        56.3       18.2
Nasdaq Stock Market
   (US Companies)                100.0      154.9      186.9      214.4       209.7      296.6
Self-Determined Peer Group       100.0      133.6      203.3      141.9        72.2       74.7

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       Section 16(a) of the Exchange Act requires that the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, file with the Securities and Exchange Commission and NASDAQ reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

       Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 1995 and 1994 fiscal years, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that (i) three reports, covering an aggregate of six option grants, were filed late by Wayne M. Albritton; (ii) one report, covering an aggregate of one option grant, was filed late by Michael E. Foss; (iii) two reports, covering an aggregate of two option grants, were filed late by Evan G. Hughes; (iv) three reports, covering an aggregate of five option grants, were filed late by C. William Klausman; (v) two reports, covering an aggregate of three option grants, were filed late by Bruce M. Ley;
(vi) three reports, covering an aggregate of four option grants, were filed late by Donald C. Moore; (vii) three reports, covering an aggregate of four option grants, were filed late by Gena L. Morris; (viii) three reports, covering an aggregate of four option grants, were filed late by Mark A. Noltemeyer; and (ix) two reports, covering an aggregate of three option grants, were filed late by Burt Sugarman.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       As of January 1, 1996, Wayne Albritton entered into a one-year Management Contract to operate Rally's Hamburgers restaurants in the Cincinnati area for the Company. Mr. Albritton will be an outside consultant with a base compensation of $12,500 per month. Mr. Albritton will also be eligible for a performance bonus based upon improvement in the net income of the Cincinnati market for calendar year 1996 over calendar year 1995, on a comparable basis. Mr. Albritton has also been granted a Development Agreement for the Southern Indiana portion of the Louisville Area of Dominant Influence. Pursuant to this Development Agreement, Mr. Albritton has obligated himself to develop three restaurant sites in that area by January 1, 1998.

       The Company and CKE plan to have 28 Company-owned restaurants in California and Arizona operated by Carl's Jr. Carl's Jr. would be responsible for conversion costs associated with transforming any of the restaurants which it elects to operate as Carl's Jr., as well as operating expenses for all 28 restaurants. The Company would retain ownership of all 28 restaurants and be entitled to receive a percentage of gross revenues generated by each restaurant. In the event of a sale of any of these restaurants, the Company and Carl's Jr. would share in the sales proceeds based upon the relative value of their respective capital investments in such restaurant.

2. APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO AUTHORIZE PREFERRED STOCK

       The Board of Directors has unanimously approved and declared advisable an amendment to the Company's Certificate of Incorporation, as amended, which would authorize 5,000,000 shares of Preferred Stock, $.10 par value per share (the "Preferred Stock"). The proposed amendment would amend Article 5 of the Company's Certificate of Incorporation to read in its entirety as follows:

       "5.    Authorized Shares.

              i) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 55,000,000 shares, of which 5,000,000 shares are to be Preferred Stock, $.10 par value per share "Preferred Stock"), and 50,000,000 shares are to be Common Stock, $.10 par value per share ("Common Stock"). Holders of Common Stock shall have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of Common Stock.

              ii) The Preferred Stock may be created and issued from time to time in one or more series with such designations, preferences, limitations, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as determined by the Board of Directors, or the Executive Committee thereof, and shall be set forth in duly adopted resolutions in accordance with the Delaware General Corporation Law, as amended."

       Although the Company has no present plans or commitments for any of the proposed Preferred Stock, the Board of Directors believes that the issuance of such shares may prove to be advisable in the future, and the availability of shares of Preferred Stock will provide flexibility in connection with future corporate transactions, including recapitalization, acquisitions, financings, stock dividends, employee benefit plans or other corporate purposes. The Preferred Stock will have such voting, dividend, liquidation or other rights or preferences determined by the Board of Directors or the Executive Committee. Stockholders have no preemptive rights to purchase any of such authorized but unissued shares of Preferred Stock which may be issued, and their respective interests in the Company could be diluted by such issuance.

       Although the Board of Directors has no present intention of doing so, the issuance of Preferred Stock could be used to create voting impediments and to make it more difficult for persons seeking to effect a merger or otherwise gain control of the Company. The holders of Preferred Stock could be authorized to vote either separately as a class or with the holders of the Common Stock on any merger, sale or exchange of assets or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. Neither the Board nor management is aware of any present effort to accumulate the securities for the purpose of gaining control of the Company. In addition, the authorization and issuance of a series of Preferred Stock could have certain effects on the rights of holders of Common Stock. Such effects might include (a) restrictions on dividends on Common Stock if dividends on the Preferred Stock are in arrears, (b) possible dilution of the voting power of the Common Stock to the extent that the Preferred Stock has voting rights and (c) holders of the Common Stock not being entitled to share in the company's assets upon liquidation until satisfaction of any liquidation preference granted to the Preferred Stock.

       The affirmative vote of holders of a majority of all outstanding shares of Common Stock entitled to vote at the meeting is required to adopt the proposed amendment of the Certificate of Incorporation authorizing the Preferred Stock.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AUTHORIZATION AND APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

       3.     APPROVAL OF AMENDMENT TO 1990 STOCK OPTION PLAN

       The Company's 1990 Stock Option Plan, as amended (the "1990 Plan"), was originally adopted by the Board of Directors in August 1990 and approved by the stockholders at their 1991 annual meeting. The Board believes that the issuance of options under the 1990 Plan has been of substantial value in facilitating the efforts of the Company to attract and retain key employees.
By providing key employees with an opportunity to acquire an ownership interest in the Company, the 1990 Plan has also accomplished the purpose of more closely aligning the interests of management and stockholders. The proposed amendment to the 1990 Plan permits the Committee, in its discretion, to vary the terms of the 1990 Plan providing for termination of any option granted thereunder upon the death or disability of the optionee or termination of the optionee's employment (normally such option would terminate six months thereafter or three months in the case of an incentive stock option), provided such variation does not extend the expiration date of such option.

       The 1990 Plan reserves 3,250,000 shares of the Company's Common Stock for issuance pursuant to the exercise of options granted thereunder. The 1990 Plan is administered by a committee (the "Committee") comprised of at least two non-employee directors who are ineligible to receive options under the Plan, and is currently comprised of Messrs. Christensen (Chair), Foley and Gotterer. Officers and other key personnel of the Company, as determined by the Committee, are eligible to receive options under the Plan. Non-employee directors of the Company are not eligible to receive options under the 1990 Plan. At present, approximately 6,800 employees are eligible to receive options under the 1990 Plan, and 125 employees hold options granted under the 1990 Plan.

       The Committee has sole discretion to determine the employees to receive options under the 1990 Plan and the timing and amount of options granted under the 1990 Plan. The Committee may grant options pursuant to the 1990 Plan which are intended to meet the requirements of incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"), or options not intended to be ISOs ("Non-Qualified Options"). The Committee has the discretion to determine the exercise price of any option, although in the case of an ISO the price may not be less than 100% of the fair market value of the Common Stock at the time of grant, as determined by the closing price of the Common stock on the NASDAQ National Market on such date. The method or time when the option may be exercised in whole or in part is determined by the Committee, except that in no event may an option be exercisable within six months of the date of grant in the case of an optionee subject to Section 16(b) of the Exchange Act ("Section 16(b)").

Shares subject to, but not delivered under, an option terminating or expiring for any reason prior to its exercise in full are available for the grant of future options under the 1990 Plan.

       The 1990 Plan does not state a maximum or minimum number of options that may be granted to an individual under the 1990 Plan except that, as to ISOs, the Internal Revenue Code limited to $100,000 the fair market value (as of the date of grant) of stock for which ISO's may become exercisable in any one year. No ISO may be granted to an employee who immediately after the granting of such ISO would own more than 10% of the issued and outstanding Common Stock ("10% Stockholder"), unless such ISO is granted at 110% of the value of the Common Stock at the time of such grant. The term of an option is determined by the Committee, but may not exceed ten years from the date on which the option is granted. In the case of ISOs granted to a 10% Stockholder, the term may not exceed five years.

       In the event any change is made in the Company's capitalization that results from a stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares or any similar change affecting the Common Stock, appropriate adjustment, as determined by the Committee, will be made in the exercise price and in the number and class of shares subject to the option.

       In the event of a sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, holders of outstanding options will have the right to receive, upon exercise of the option and payment of the exercise price, the same consideration which the stockholders of the Company received pursuant to such transaction.

       The Board of Directors may amend or terminate the 1990 Plan from time to time in such respects as the Board may deem advisable; provided that the Board may not (i) increase the number of shares subject to the 1990 Plan without stockholder approval, (ii) permit the grant of an option with an exercise price that is less than the fair market value of the Common Stock, (iii) permit the grant of an option with a term beyond that provided in the 1990 Plan or (iv) make a material change in the class of eligible employees.

       An optionee who is granted an incentive stock option generally will not recognize taxable income either upon the grant or the exercise of an incentive option, although the exercise may be subject to the alternative minimum tax.
No deduction will ordinarily be available to the Company as a result of the grant or exercise of incentive options. Upon the sale or exchange of the shares underlying an incentive option more than two years after the date of grant and one year after the date of exercise, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares of the date of exercise or (ii) the sale price of the shares. Any gain recognized on such a premature disposition of shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain, depending on the holding period.

       An optionee granted nonqualified stock options will not recognize any taxable income at the grant of the option, but will generally realize ordinary income for federal income tax purposes at the time of exercise of such options equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price. Any taxable income recognized in connection with an option exercised by an optionee who is an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending upon on the holding period. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

       The foregoing is only a summary of certain effects of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the 1990 Plan, does not purport to be complete and does not discuss the tax consequences of the optionee's death or the income tax laws of any local, state or foreign jurisdiction in which any optionee may reside.

       At the Annual Meeting, stockholders will be asked to approve the following resolution, previously adopted by the Board of Directors. (New material is in italics and deleted material is marked by a "#.")

       RESOLVED, that Sections 5 and 10 of the 1990 Plan are hereby amended to read as follows:

       "5.    TERMS AND CONDITIONS OF OPTIONS.  All Options granted hereunder shall be subject to the following terms and conditions:

              (a) TO WHOM OPTIONS MAY BE GRANTED. Options shall be granted only to Employees. In the case of Incentive Options, Options shall not be granted to any Employee who immediately after the granting of an Incentive Option under the Plan owns more than 10% of the issued and outstanding Common Stock unless such Incentive Option is granted at 110% of the Value of the Common Stock at the time of the grant of the Incentive Option. For the purpose of this Section 5(a) (and Section 6(d)), consistent with the provisions of section 425(d) of the Code, an Employee is considered as owning all of the Common Stock owned by his brothers, sisters, spouse, ancestors and lineal descendants and his pro rata share of all Common stock owned by corporations, partnerships, estates and trusts in which he has an interest.

              (b) NON-TRANSFERABILITY OF OPTION. The Option shall not be transferable by the Optionee otherwise than by bequest or the laws of descent and distribution, and shall be exercisable during the Optionee's lifetime only by the Optionee.

              (c) TERMINATION OF OPTION UPON TERMINATION OF EMPLOYMENT. (i) Subject to Section 5(c)(ii), if the Optionee's employment by the Corporation shall terminate for any reason other than death, Disability or termination for cause, the Option shall terminate six months (three months in the case of an Incentive Option) after the Optionee's employment terminates (unless the Optionee dies during such period), or on the Option's expiration date, if earlier, and shall be exercisable during such period after termination of employment only with respect to the number of shares which the Optionee was entitled to purchase on the day preceding the termination of the Optionee's employment, except that the Committee may, in specific cases, and in its sole discretion, permit exercise by an Optionee of all, or a part of, the unexercised Option within the period referred to above after the Optionee's employment terminates. If the Optionee's employment shall terminate because of discharge for cause, the Option shall terminate on the date of the Optionee's discharge.

                    (ii) Notwithstanding Section 5(c)(i), the Committee may, in its discretion, vary the foregoing provisions with respect to a particular Optionee or particular Options granted to such Optionee to make the termination provisions applicable to such Optionee more favorable to such Optionee so long as such variation does not extend the expiration date of such Options. Any such variation shall be set forth in the applicable Option Agreement or an amendment thereto.

              (d) TERMINATION OF OPTION UPON DEATH OR DISABILITY. In the event of the Optionee's death or Disability while in the employ of the Corporation, or Optionee's death within six months (three months in case of an Incentive Option) after the termination of the Optionee's employment (other than by reason of discharge for cause), the Option shall terminate upon the earliest to occur of (i) 12 months after the date of the Optionee's death or Disability or such other date as shall be specified in the Option Agreement, or
(ii) the Option's expiration date.^ The Option shall be exercisable during such period after the Optionee's death or Disability with respect of the number of shares as to which the Option shall have been exercisable on the date preceding the Optionee's death or Disability, as the case may be.

              (e) LIMITATION ON INCENTIVE OPTION. If the aggregate value (determined at the time the Option is granted) with respect to which Options are exercisable for the first time by an Optionee during any calendar year under the Plan or any other plan of the Corporation exceeds $100,000, then notwithstanding anything contained herein, such Option shall be treated as a Non-Qualified Option to the extent of the excess."

       "10.   AMENDMENT AND DISCONTINUANCE.  The Board may discontinue, amend, alter or suspend the Plan; provided, however, that nay amendment requiring stockholder approval under Rule 16b-3, as in effect from time to time, shall not be made without obtaining such approval. Unless amended in accordance with the amended Plan with the consent of the Optionee, any Option which is outstanding under the Plan at the time of its amendment or termination shall remain in effect in accordance with its terms and conditions and those of the Plan as in effect which the Option was granted."

       Approval of the amendment to the 1990 Plan requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDMENT TO THE COMPANY'S 1990 STOCK OPTION PLAN.

       4.     APPROVAL OF 1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

       The Board of Directors has determined that the 1995 Stock Option Plan for Non-Employee Directors (the "Director Plan") will benefit the Company by helping to attract and retain qualified persons to serve as directors and by providing an additional incentive to those directors to improve the Company's long-term performance as a result of aligning their financial interests with those of the Company and its stockholders. Exhibit A to this Proxy Statement contains a copy of the Director Plan. The following summary of the principal features of the Director Plan is qualified in its entirety by reference to Exhibit A.

       SHARES OF STOCK SUBJECT TO THE PLAN. There will be 2,000,000 shares of Common Stock authorized for the grant of options under the Director Plan. This number is subject to adjustment for subsequent stock splits, stock dividends, recapitalization, reorganization, merger consolidation or similar events. The shares will be authorized but unissued shares of Common Stock and may include treasury shares. Shares subject to options which expire or are cancelled will be available for future grants under the Director Plan.

       ADMINISTRATION OF THE PLAN. The Director Plan shall be administered by the Board of Directors or a Committee thereof consisting of at least three members selected by, and serving the pleasure of the Board (in either case, the "Committee"). The Committee will have the discretion to adopt rules and regulations and to impose conditions upon the exercise of the options which it deems appropriate to administer the Director Plan and which will not be inconsistent with the Director Plan.

       ELIGIBILITY FOR PARTICIPATION. "Non-Employee Directors" (including employees of the Company or its subsidiaries receiving compensation in that capacity of less than $30,000 per calendar year) will automatically participate in the Director Plan. There are currently seven Non-Employee Directors.

       TERM OF THE PLAN. The term of the Director Plan is ten years, commencing September 15, 1995. No options may be granted after September 15, 2005, but the exercise periods of previously granted options may extend beyond that date.

       DESCRIPTION OF OPTIONS. From September 15, 1995 to May 11, 1996 (the "Amendment Date"), the vesting of such initial grant being subject to stockholder approval of the Director Plan, each Non-Employee Director was automatically granted an option to purchase 15,000 shares of Common Stock.
Each Non-Employee Director as of the Amendment Date was granted an option to purchase 150,000 shares of Common Stock. In addition, the Director Plan provided from September 15, 1995 to May 11, 1996, that each Non-Employee Director who was a member of the Executive Committee be granted an additional option to purchase 7,500 shares of Common Stock, and the Chairman of the Executive Committee, if a Non- Employee Director, be granted a third option to purchase 20,000 shares of Common Stock. If a new Non-Employee Director is elected or appointed, or if a Non-Employee Director becomes a member of the Executive Committee (or Chairman thereof), subsequent to the Amendment Date, he shall be granted initial options identical to those he would have received had he been serving on September 15, 1995. Each Non-Employee Director shall automatically be granted an additional option to purchase 15,000 shares of Common Stock (and an additional option to purchase 7,500 shares of Common

Stock in the case of the Member of the Executive Committee, plus a third option to purchase 20,000 shares of Common Stock in the case of a Chairman of the Executive Committee) on the anniversary of the Amendment Date, or in the case of a Non-Employee Director elected after the Amendment Date, on each Anniversary date of such Non-Employee Director's initial grant, subject to availability of shares for grant thereunder. The exercise price of each option will be not less than 100% of the fair market value of the underlying Common Stock on the date of the grant. The fair market value shall be the closing price of the Common Stock in the reported consolidated trading of the NASDAQ national market system or other established securities exchange on the date of the grant.

       EXERCISE PERIOD. Options granted under the Director Plan prior to the Amendment Date vest with respect to one-half of the shares subject thereto six months after the date of grant and vest with respect to the remainder of the shares subject thereto 12 months after the date of grant. Options granted on or after the Amendment Date may be exercised in whole or in part from and after the date of grant with respect to all of the shares subject to the option. All options are exercisable whether or not such Non-Employee Director is a Director at the time of exercise and, in the event of the death of the Non-Employee Director, may be exercised by his or her estate. The option expires five years after the date of the grant.

       PAYMENT FOR OPTIONS. The purchase price for all options will be payable in full upon exercise. The prices may be paid in cash or in Common Stock or in a combination of cash and Common Stock, at the optionee's election.

       TRANSFERABILITY. Options may not be transferred or assigned except upon the death of the optionee.

       AMENDMENTS TO THE PLAN. The Board may discontinue, amend, alter or suspend the Director Plan at any time, except that stockholder approval is required for any amendment required to be approved by Rule 16b-3 under the Exchange Act. In addition, provisions of the Director Plan related to eligibility and participation may not be amended more than once every six months, except to comport with changes in the Internal Revenue Code or the regulations promulgated thereunder.

       FEDERAL INCOME TAX CONSEQUENCES. An optionee does not realize taxable income when he receives a grant of options and the Company may not claim a tax deduction in connection with such grants. When an optionee exercises an option, he will be deemed to have received taxable income in an amount equal to the difference between the market value of the underlying Common Stock on the date of exercise and the exercise price. The income realized will be subject to withholding, and the Company may claim a tax deduction with respect thereto. When an optionee sells stock acquired by the exercise of an option and held for more than one year following the date of exercise, the gain or loss (equal to the difference between the sale price and the market value on the date of exercise) will be taxed at long term capital gain or loss rates. If the stock was held for one year or less, the gain or loss will be treated as short term capital gain or loss. If and to the extent that the exercise price is paid with shares of Common Stock, the optionee will not realize any income as a result, but his unrealized appreciation in the stock tendered will be excluded from his basis in the stock acquired.

       BENEFITS UNDER THE DIRECTOR PLAN. All grants of options under the Director Plan are subject to approval of the Director Plan by the stockholders at the 1996 annual meeting.

       VOTE REQUIRED. The approval of the adoption of the Director Plan requires the affirmative vote of a majority of the votes cast at the meeting provided that a quorum is present. As indicated above, abstentions will be considered as votes cast for purposes of determining whether the proposal to adopt the Plan receives a sufficient number of affirmative votes and, therefore, will have the same effect as votes against approval of the Director Plan.


                                                             Director Plan Benefits
                                                                 Number of Shares
                                                                Underlying Options      Value of Options at June 12, 1996(1)
                                                                ------------------      ---------------------------------
                   Terry N. Christensen                                   150,000                      $84,375

                   Willie D. Davis                                        165,000                      $86,250
                   William P. Foley, II                                   172,500                      $98,906

                   David Gotterer                                         172,500                      $87,188

                   Jeffrey Rosenthal                                      165,000                      $86,250
                   Burt Sugarman                                          150,000                      $84,375

                   C. Thomas Thompson                                     172,500                      $98,906

                   All Current Non-Employee Directors Group             1,147,500                     $626,250


____________________________

(1) Values of Options are based on the closing prices on the NASDAQ National Market system of the Company's Common Stock on June 12, 1996 ($2.75 per share) and the dates on which the options were granted, which represents the maximum potential value of these options on June 12, 1996.


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPANY'S 1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

5.  RATIFICATION OF INDEPENDENT AUDITORS

       The Board of Directors has appointed Arthur Andersen LLP as independent auditors of the Company for the 1996 fiscal year ending December 29, 1996. Arthur Andersen has acted as independent auditors for the Company since 1987. Representatives of Arthur Andersen are expected to be present at the Annual Meeting where they will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE 1996 FISCAL YEAR.

                                 OTHER BUSINESS

       The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

       Any stockholder proposal intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company by February 19, 1997 in order to be considered for inclusion in the Company's proxy materials for such meeting.

                          ANNUAL AND QUARTERLY REPORTS

       The Company's 1995 Annual Report to Stockholders (which includes its Annual Report on Form 10-K for the period ending December 31, 1995) and its Quarterly Report on Form 10-Q for the period ending March 31, 1996 accompany this Proxy Statement.

       The Company's 1995 Annual Report on Form 10-K (including the financial statements and schedules thereto) and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 will be provided without charge to each stockholder upon written request. Each request must set forth a good faith representation that, as of June 12, 1996, the record date for the Annual Meeting, the person making the request was the beneficial owner of shares of Common Stock of the Company. The request should be directed to: Evan G. Hughes, Secretary, Rally's Hamburgers, Inc., 10002 Shelbyville Road, Suite 150, Louisville, Kentucky 40223, telephone (502) 245-8900.

                                    By Order of the Board of Directors



                                    EVAN G. HUGHES
                                    Secretary


Louisville, Kentucky
June 19, 1996

                                                                       EXHIBIT A
                            RALLY'S HAMBURGERS, INC.
                             1995 STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

       1. Purpose of Plan. The purpose of this 1995 Stock Option Plan for Non-Employee Directors is to promote the interests of Rally's Hamburgers, Inc., its subsidiaries and stockholders, by encouraging non-employee directors of the Corporation to acquire a proprietary interest in the Corporation. Such investments should increase the personal interest and the special effort of such persons in providing for the success and progress of the business of the Corporation and should enhance the Corporation's efforts to attract and retain competent non-employee directors.

       2. Definitions. The following terms when used herein shall have the meanings set forth below, unless a different meaning is plainly required by the context:

              (a)   Adoption Date.  September 15, 1995.

              (b)   Amendment Date.  May 11, 1996.

              (c)   Board.  The Board of Directors of the Corporation.

              (d)   Committee.  The Committee provided for in Section 6.

              (e) Common Stock. Shares of the Corporation's common stock, par value $.10 per share.

              (f) Corporation. Rally's Hamburgers, Inc., a Delaware corporation.

              (g) Employee. An employee of the Corporation or any of its subsidiaries who receives compensation in that capacity in excess of $30,000 per calendar year from the Corporation and/or any of its subsidiaries (not including compensation received in his or her capacity as a member of the Board or any committee of the Board).

              (h) Fair Market Value. The fair market value of a share of Common Stock on a given date, as determined by the Committee; provided, however, that if the Common Stock on such date is (i) traded on the NASDAQ National Market system, the Fair Market Value shall be the closing price of the Common Stock on such system; or (ii) traded on an established securities exchange, the Fair Market Value shall be the closing price of the Common Stock in the reported consolidated trading of such exchange. If there are no Common Stock transactions reported for such date, the determination shall be made as of the last immediately preceding date on which the Common Stock transactions were reported. If there shall be any material alteration in the present system of reporting sales prices of the Common Stock, or if the Common Stock shall no longer be traded or listed as set forth above, the Fair Market Value of the Common Stock as of a particular date shall be determined under such method as shall be determined by the Committee.

              (i) Non-Employee Director. A member of the Board who is not an Employee of the Corporation or any of its subsidiaries.

              (j) Option. An option granted to an Optionee pursuant to the Plan.

              (k) Option Agreement. A written agreement between the Corporation and an Optionee evidencing the grant of an Option and containing terms and conditions concerning the exercise of the Option.

              (l) Option Price. The price to be paid for shares to be purchased pursuant to the exercise of an Option.

              (m) Optionee. A Non-Employee Director who has been granted an Option or the personal representative, heir or legatee of an Optionee who has the right to exercise the Option under the death of the Optionee.

              (n) Plan. This 1995 Stock Option Plan for Non-Employee Directors, as it may be amended from time to time.

       3.     Eligibility and Participation.

              (a)   (i)    Each Non-Employee Director as of the Adoption Date
shall be granted on the date hereof an Option to purchase 15,000 shares of Common Stock.

                    (ii) In addition to the Options provided for in other subsections of Section 3(a), a Non-Employee Director who is a member of the Executive Committee shall be granted on the Adoption Date an Option to purchase 7,500 shares of Common Stock.

                    (iii) In addition to the Options provided for in other subsections of Section 3(a), the Chairman of the Executive Committee, if a Non-Employee Director, shall be granted on the Adoption Date an Option to purchase 20,000 shares of Common Stock.

                    (iv) In addition to the Options provided for in other subsections of Section 3(a), each Non-Employee Director as of the Amendment Date shall be granted on the Amendment Date an Option to purchase 150,000 shares of Common Stock.

              (b)   (i)    Each new Non-Employee Director who is elected
subsequent to the Amendment Date shall automatically be granted an Option to purchase 15,000 shares of Common Stock upon the initial date of election to the Board, provided the number of shares of Common Stock available for grant under the Plan is sufficient to permit such automatic grant.

                    (ii) Each new member of the Executive Committee who is a Non-Employee Director and who is appointed subsequent to the Adoption Date shall automatically be granted an Option to purchase (in addition to any other Options to which such Non-Employee Director may be entitled under Section 3(a)(i) or 3(b)(i)) 7,500 shares of Common Stock provided the number of shares of Common Stock available for grant under the Plan is sufficient to permit such automatic grant.

                    (iii) Each new Chairman of the Executive Committee who is a Non-Employee Director and who is appointed subsequent to the Adoption Date shall automatically be granted an Option to purchase (in addition to any other Options to which such Non-

Employee Director may be entitled under Sections 3(a) or (b)) 20,000 shares of Common Stock, provided the number of shares of Common Stock available for grant under the Plan is sufficient to permit such automatic grant.

              (c) On each anniversary of the Amendment Date, or in the case of a Non-Employee Director who is elected subsequent to the Amendment Date, each anniversary date of the grant of an Option pursuant to Section 3(b) hereof, each Non-Employee Director shall automatically be granted an Option to purchase 15,000 (plus an additional 7,500 in the case of a member of the Executive Committee plus an additional 20,000 in the case of the Chairman of the Executive Committee) shares of Common Stock, provided they hold such position(s) on that date and the number of shares of Common Stock available for grant under the Plan is sufficient to permit such automatic grant.

       4. Shares Subject to the Plan. The stock to be offered under the Plan shall be shares of Common Stock, which shares may be unissued shares or treasury shares. Subject to the adjustments provided for in Section 7, the aggregate number of shares to be delivered upon exercise of all Options granted under the Plan shall not exceed 2,000,000 shares. Shares of Common Stock subject to, but not delivered under, an Option terminating or expiring for any reason prior to its exercise in full shall be deemed available for Options to be granted thereafter during the term of the Plan.

       5. Terms and Conditions of Options. All Options granted hereunder shall be subject to the following terms and conditions which shall be set forth in the Option Agreement for all Options to the extent applicable:

              (a) To Whom Options May Be Granted. Options shall be granted only to Non-Employee Directors.

              (b) Non-Transferability of Option. Options shall not be transferable by the Optionee otherwise than by bequest or the laws of descent and distribution, and shall be exercisable during the Optionee's lifetime only by the Optionee.

              (c) Termination of Option. The Option shall terminate five (5) years from the date of grant, and shall be exercisable whether or not such Non-Employee Director is at the time of exercise a member of the Board, and, in the event of the death of the Non-Employee Director, may be exercised by his or her estate.

              (d) Number of Shares of Common Stock. The number of shares of Common Stock to which the Option pertains.

              (e) Exercise Price. The exercise price of the Option, which shall not be less than 100% of the Fair Market Value of the Common Stock at the time of the grant of the Option.

              (f) The Term of Option. The term of the Option, which shall be five (5) years.

              (g) How Exercised. The method or time when the Option may be exercised in whole or in part. All Options granted prior to the Amendment Date shall vest with respect to one-half of the shares subject thereto six months after the date of grant and vest with respect to the remainder of the shares subject thereto 12 months after the date of grant. All Options granted from and after the Amendment Date shall be exercisable in whole or in part at any time or times from and after the date of grant through and including the last day of the term of the Option. Notwithstanding anything to the contrary contained herein, to the extent the exercise of the Option would result in a "Change of Control," as such term is defined in Section 4.14 of the Indenture dated as of March 1, 1993 between the Corporation and PCN Bank, Kentucky, Inc. with respect to the Corporation's 9 7/8% Senior Notes due June 15, 2000 (the "Indenture"), exercisability of the Option shall be suspended until the earlier of (i) discharge of the Indenture; or (ii) a Change of Control otherwise occurs.

       The Option Price shall be paid in cash or check at the time of exercise, except that in lieu of all or part of such payment, the Optionee may tender to the Corporation Common Stock owned by the Optionee having a Fair Market Value equal to the exercise price, less any amount paid by cash or check. The Fair Market Value of such tendered shares of Common Stock shall be determined as of the close of the business day immediately preceding the day on which the Option is exercised.

       6. Administration. The Plan shall be administered by the Board or a Committee consisting of at least three members selected by, and serving at the pleasure of, the Board (in either case, the "Committee"). The Committee shall meet at such times and places as it determines and may meet through a telephone conference call. A majority of its members shall constitute a quorum, and the decision of the majority of those present at any meeting at which a quorum is present shall constitute the decision of the Committee. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made by a majority at a meeting duly held.
No discretion concerning decisions under the Plan shall be afforded to a person who is not a disinterested person. All decisions, determinations and selections made by the Committee pursuant to the provisions of the Plan shall be final. Each Option granted shall be evidenced by an Option Agreement containing such terms and conditions as may be approved by the Committee and which shall not be inconsistent with the Plan.

       7. Adjustments Upon Changes in Capitalization. Notwithstanding the limitations set forth in Section 4, in the event of a merger, consolidation, reorganization, stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Stock, the Committee shall make an appropriate adjustment in the maximum number of shares available under the Plan or to any one individual and in the number, kind and Option Price of Common Stock subject to Options granted under the Plan.

       8. Amendment and Discontinuance. The Board may discontinue, amend, alter or suspend the Plan; provided, that any amendment requiring stockholder approval under Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended, as in effect from time to time, shall not be made without obtaining such approval. Section 3 shall not be amended more than once every six months, other than to comply with changes in the Internal Revenue Code or the regulations thereunder. Any Option which is outstanding under the Plan at the time of its amendment or termination shall remain in effect in accordance with its terms and conditions and those of the Plan as in effect when the Option was granted.

       9.     Merger, Consolidation, Etc.

              (a) Conversion on Merger. In the event the Corporation merges or consolidates with another corporation, or all or substantially all of the Corporation's capital stock or assets are acquired by another corporation, and the surviving or acquiring corporation issues shares of its stock to the Corporation's shareholders in connection with the merger, consolidation or acquisition, the surviving or acquiring corporation shall adopt the Plan and, upon the exercise of an Option, the Optionee shall, at no additional cost (other than the Option Price), be entitled to receive, in lieu of the number of shares of Common Stock to which such Option is then exercisable, the number and class of shares of stock or other securities to which the Optionee would have been entitled pursuant to the terms of the merger, consolidation or acquisition, if immediately prior thereto the Optionee had been the holder of record of the number of shares of Common Stock equal to the number of shares of Common Stock as to which the Option shall then be exercisable.

              (b) No Conversion on Certain Mergers. In the event that the Corporation merges or consolidates with another corporation, or all or substantially all of the Corporation's capital stock or assets are acquired by another corporation, and the surviving or acquiring corporation does not issue shares of its stock to the Corporation's shareholders in connection with the merger, consolidation or acquisition, then, notwithstanding any other provision of the Plan to the contrary, no Option may be exercised after the effective date of the merger, consolidation or acquisition.

       10.    Effectiveness and Termination of the Plan.

              (a) The Plan shall become effective upon adoption by the Board. The Plan shall be rescinded and all Options granted hereunder shall be null and void unless within 12 months from the date of the adoption of the Plan by the Board it shall have been approved by the holders of a majority of the outstanding Common Stock present or represented and entitled to vote on the Plan at a stockholder's meeting

              (b) Termination Date. The Plan shall terminate on the earliest to occur of (i) the dates when all the Common Stock available under the Plan shall have been acquired through the exercise of Options granted under the Plan; (ii) 10 years after the date of adoption of the Plan by the Board; or
(iii) such other date as the Board may determine.

       11. Governing Law. The provisions of the Plan shall be construed, administered and enforced according to the laws of the Commonwealth of Kentucky.

DATED:        September 15, 1995,
              as amended May 11, 1996


                                    RALLY'S HAMBURGERS, INC.



                                    By:      s/ Burt Sugarman
                                        -----------------------------------
                                           Chairman of the Board

                                      PROXY

                            RALLY'S HAMBURGERS, INC.


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF STOCKHOLDERS -- JULY 10, 1996


         The undersigned hereby appoints Michael E. Foss and Evan G. Hughes, and each of them, proxies with full power of substitution, for and in the name of the undersigned to vote all shares of Common Stock of Rally's Hamburgers, Inc., a Delaware corporation (the "Company"), that the undersigned would be entitled to vote at the Company's 1996 Annual Meeting of Stockholders to be held on July 10, 1996 (the "Meeting"), and at any adjournments thereof, upon the matters set forth in the Notice of the Meeting as stated hereon, hereby revoking any proxy heretofore given. In their discretion, the proxies are further authorized to vote upon such other business as may properly come before the Meeting or any adjournments thereof.

         The undersigned acknowledges receipt of the Notice of the Meeting and the accompanying Proxy Statement, Annual Report and Form 10-Q.

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)

- --------------------------------------------------------------------------------

                           -- FOLD AND DETACH HERE --

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3, 4 AND 5.

         Please mark your vote as in this example:  /X/

                                                       FOR         WITHHELD
1.       Election of Directors at right.               / /           / /

         Nominees:

         Terry Christensen, Willie D. Davis, Donald E. Doyle, William
         P. Foley, II, David Gotterer, Jeffrey Rosenthal, Burt
         Sugarman and C. Thomas Thompson

         For, except vote withheld from the following nominee(s):

- --------------------------------------------------------------------------------
                                                    FOR     WITHHELD     ABSTAIN

2.       Approve an amendment to the               / /       / /          / /
         Certificate of Incorporation
         which would authorize Preferred
         Stock


3.       Adoption of an amendment to                / /       / /          / /
         the Company's 1990 Stock Option
         Plan.


4.       Adoption of the Company's 1995             / /       / /          / /
         Stock Option Plan for Non-Employee
         Directors, as amended.

5.       Ratification of the appointment            / /       / /          / /
         of Arthur Andersen LLP as
         independent Auditors.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ABOVE, FOR ADOPTION OF AN AMENDMENT TO THE COMPANY'S 1990 STOCK OPTION PLAN, FOR ADOPTION OF THE COMPANY'S 1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, AS AMENDED, AND AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION WHICH WOULD AUTHORIZE PREFERRED STOCK, FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

SIGNATURE                                          SIGNATURE
          -------------------                                -------------------

Date:                                              Date:
      -------------                                      -------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.